Exhibit 99.1

Rexahn Pharmaceuticals Announces Stockholder Approval of All Proposals Required for Merger with Ocuphire Pharma
Rockville, Maryland, November 2, 2020 -- Rexahn Pharmaceuticals, Inc. (NASDAQ:REXN) (“Rexahn”) announced today that at its special meeting of stockholders held on November 2, 2020, Rexahn’s stockholders approved all of the proposals presented, including: (i) the issuance of shares of Rexahn common stock pursuant to the Agreement and Plan of Merger and Reorganization, dated June 17, 2020, as amended, by and among Rexahn, Razor Merger Sub, Inc. and Ocuphire Pharma, Inc. (“Ocuphire”) and the change of control of Rexahn resulting from the merger; (ii) a reverse stock split of Rexahn common stock, at a ratio of one new share for every 3 to 5 shares outstanding, with such final ratio to be approved by Rexahn’s board of directors; (iii) changing the name of Rexahn from “Rexahn Pharmaceuticals, Inc.” to “Ocuphire Pharma, Inc.”; (iv) the adoption of the Ocuphire Pharma, Inc. 2020 Equity Incentive Plan; and (v) the issuance of shares of Rexahn common stock upon the exercise of warrants to be issued in the pre-merger financing and the issuance of additional shares of Rexahn common stock that may be issued following the closing of the pre-merger financing.

“We appreciate the participation and support from our stockholders regarding the upcoming merger transaction with Ocuphire,” commented Douglas Swirsky, President and CEO of Rexahn.  “Ocuphire’s Board of Directors and President and CEO Mina Sooch are well-positioned to guide the combined company forward with an exciting late-stage pipeline of ophthalmic therapeutic candidates and multiple potential value inflection points in 2021.”

With the recent approvals by the stockholders of both Rexahn and Ocuphire, and as previously announced, the unanimous approval by the Boards of Directors of both Rexahn and Ocuphire, the merger is expected to be consummated on or about November 5, 2020, subject to the satisfaction of certain closing conditions. In connection with the closing of the merger, Rexahn will change its name to Ocuphire Pharma, Inc. and the combined company’s shares are expected to commence trading on the Nasdaq Capital Market under the symbol “OCUP”.

The final voting results for Rexahn’s special meeting of stockholders will be filed with the Securities and Exchange Commission (the “SEC”) in a Current Report on Form 8-K.

About Ocuphire Pharma, Inc.

Ocuphire is a privately-held, clinical-stage ophthalmic biopharmaceutical company focused on developing and commercializing therapies for the treatment of several eye disorders. Ocuphire’s pipeline currently includes two small-molecule product candidates targeting front and back of the eye indications. The company’s lead product candidate, Nyxol® Eye Drops, is a once-daily preservative-free eye drop formulation of phentolamine mesylate, a non-selective alpha-1 and alpha-2 adrenergic antagonist designed to reduce pupil size, and is being developed for several indications, including dim light or night vision disturbances, pharmacologically-induced mydriasis, and presbyopia. Ocuphire’s second product candidate, APX3330, is a twice-a-day oral tablet, designed to inhibit angiogenesis and inflammation pathways relevant to retinal and choroidal vascular diseases, such as diabetic retinopathy and diabetic macular edema. As part of its strategy, Ocuphire will continue to explore opportunities to acquire additional ophthalmic assets and to seek strategic partners for late-stage development, regulatory preparation and commercialization of drugs in key global markets. Please visit www.clinicaltrials.gov to learn more about Ocuphire’s recent Phase 2 clinical trials. For more information, please visit www.ocuphire.com.

About Rexahn Pharmaceuticals, Inc.

Rexahn Pharmaceuticals, Inc. (NasdaqCM: REXN) is a biotechnology company that has been focused on the development of innovative therapies to improve patient outcomes in cancers that are difficult to treat. For additional information, please visit http://www.rexahn.com.

Forward-Looking Statements
Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements concerning the structure, timing and completion of our proposed merger with Ocuphire, the pre-merger financing, and Ocuphire’s future operations, financial position and revenue. The parties may not actually achieve the proposed merger or otherwise carry out the intentions or meet the expectations or projections disclosed in our forward-looking statements, and you should not place undue reliance on these forward-looking statements. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. These forward-looking statements are based upon Rexahn and Ocuphire’s current expectations and involve assumptions that may never materialize or may prove to be incorrect. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of various risks and uncertainties, which include, without limitation, (i) risks associated with the timing of the closing of the proposed merger transaction, including the risks that a condition to closing would not be satisfied within the expected timeframe or at all, or that the closing of the proposed merger transaction will not occur; (ii) the outcome of any legal proceedings that may be instituted against the parties and others related to the merger agreement; (iii) whether the Nasdaq Capital Market will continue to list the common shares of Rexahn following the merger; (iv) the occurrence of any event, change or other circumstance or condition that could give rise to the termination of the merger agreement; (v) unanticipated difficulties or expenditures relating to the proposed merger transaction, the response of business partners and competitors to the announcement of the proposed merger transaction; (vi) whether the combined business of Rexahn and Ocuphire will be successful; and (vii) those risks detailed in Rexahn’s most recent Annual Report on Form 10-K for the fiscal year ended December 31, 2019 and subsequent reports filed with the SEC, as well as other documents that have been or may be filed by Rexahn from time to time with the SEC (including the proxy statement/prospectus included in that certain Registration Statement on  Form S-4 (File No. 333-239702) initially filed with the SEC on July 6, 2020 and declared effective by the SEC on October 2, 2020. All forward-looking statements contained in this press release speak only as of the date on which they were made. Rexahn undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

Rexahn Contact:
Douglas Swirsky, President & CEO
Rexahn Pharmaceuticals, Inc.
(240) 268-5300
swirskyd@rexahn.com
www.rexahn.com

Ocuphire Contact:
Mina Sooch, President & CEO
Ocuphire Pharma, Inc.
(248) 681-9815
msooch@ocuphire.com
www.ocuphire.com